SYCAMORE NETWORKS, INC.
2009 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1.        Purpose.  This Non-Qualified Stock Option Plan, to be known as the 2009 Non-Employee Director Stock Option Plan (hereinafter, this "Plan") is intended to promote the interests of Sycamore Networks, Inc. (hereinafter, the "Company") by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Company to serve as members of its Board of Directors (the "Board").

This Plan will become effective on the date on which it is approved by the Company’s stockholders (the “Effective Date”), provided that amendments to this Plan will become effective in accordance with Paragraph 15 herein.

2.        Available Shares.  Shares subject to this Plan are authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company in any manner.  Subject to adjustment in accordance with Paragraph 10 of this Plan, the total number of shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock") for which options (“Options”) may be granted under this Plan shall be 1,200,000 shares, plus, as of the Effective Date of this Plan, the number of shares of common stock subject to Options covered by any issued and outstanding Options granted under the Company’s 1999 Non-Employee Director Stock Option Plan, as amended (the “Prior Plan”) that are not exercised, expire or otherwise terminate without delivery of any Common Stock subject thereto, to the extent such shares would again be available for issuance under such Prior Plan.  In addition, if any Options granted under this Plan are not exercised, expire or otherwise terminate without delivery of any Common Stock subject thereto, the shares reserved therefor shall continue to be available under this Plan.  The number of shares of Common Stock available for issuance under the Plan will not be increased by any shares tendered or Options surrendered in connection with the purchase of shares of Common Stock upon exercise of an Option.

3.        Administration.  This Plan shall be administered by the Compensation Committee of the Board (the “Committee”).  The Committee shall, subject to the provisions of the Plan, have the power to construe this Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable.  No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Option granted under it.

4.        Automatic Grant of Options.  Subject to the availability of shares under this Plan,

           (a)      each person who is or becomes a member of the Board and who is not an employee or officer of the Company (a "Non-Employee Director") shall be automatically granted on the date such person is first elected to the Board (referred to herein as the "Grant Date"), without further action by the Committee, an Option to purchase 90,000 shares of Common Stock, and

           (b)      beginning on the date of the Company’s annual meeting of stockholders for fiscal year 2008, each person receiving an Option pursuant to clause (a) hereof who is a Non-Employee Director immediately following each successive annual meeting of stockholders occurring after such person's Grant Date during the term of this Plan shall be automatically granted on each such annual meeting date an Option to purchase 30,000 shares of Common Stock.

The Options to be granted under this Paragraph 4 shall be the only Options ever to be granted at any time to such member under this Plan.

5.        Option Price.

           (a)      The purchase price of the stock covered by an Option granted pursuant to this Plan shall be 100% of the Fair Market Value of such shares on the date the Option is granted.  The Option Price will be subject to adjustment in accordance with the provisions of Paragraph 10 of this Plan.  The Fair Market Value of the Company’s Common Stock shall be determined as follows: (i) if the Company’s Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq Global Select Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price of such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date the Option is granted; (ii) if the Company’s Common Stock is regularly quoted by an established quotation service for over-the-counter securities but selling prices are not reported, its Fair Market Value shall be the closing bid price (or average of bid prices) as quoted on such service for the date the Option is granted; (iii) if the Common Stock is not publicly traded at the time an Option is granted under the Plan, its Fair Market Value shall be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.  These principles shall also be applied to establish Fair Market Value for purposes of determining the value of any shares tendered or withheld to exercise an Option, the amount of any income arising from the exercise or vesting of an Option, and the value of shares tendered or withheld to satisfy any tax withholding obligation of a non-employee director; provided, however, in the case of a Cashless Exercise, the Fair Market Value of any shares tendered or withheld to exercise an Option or to satisfy any tax withholding obligation shall be determined by reference to the market transaction price.

           (b)     Absent stockholder approval within twelve (12) months prior to the event, the Committee shall not have authority to: (i) reduce the exercise price per share of any outstanding Option under the Plan, or (ii) cancel and re-grant any outstanding Option under the Plan that has the effect of reducing the exercise price per share of any outstanding Option under the Plan.  Notwithstanding the above, appropriate adjustments may be made to outstanding Options pursuant to Paragraph 10 and Paragraph 15 of the Plan and may be made to make changes to achieve compliance with applicable law, including Internal Revenue Code Section 409A.

6.        Period of Option.  Unless sooner terminated in accordance with the provisions of Paragraph 8 of this Plan, an Option granted hereunder shall expire on the date which is ten (10) years after the date of grant of the Option.

7.        (a)     Vesting of Shares and Non-Transferability of Options.  Subject to the provisions in Paragraphs 8(b) or 10(c) of the Plan, Options granted under clause (a) of Paragraph 4 of this Plan shall vest in the optionee in accordance with the following schedule, provided that the optionee has continuously served as a member of the Board through such vesting date:

Vested Ratio	Date of Vesting

33 1/3%	One year from the date of grant
66 2/3%	Two years from the date of grant
100%	Three years from the date of grant

provided, that, in the event that an optionee’s term as a director expires at the date of an annual meeting of stockholders within the 90-day period preceding any vesting date, the installment of such Option corresponding to such vesting date shall vest on the date of such meeting.

   Options granted under clause (b) of Paragraph 4 of the Plan shall vest in the optionee on the earlier of one year from the date of grant or the date of the next annual meeting of stockholders, provided that the optionee has continuously served as a member of the Board through such vesting date.

   The number of shares as to which Options may be exercised shall be cumulative, so that once the Option shall become exercisable as to any shares it shall continue to be exercisable as to said shares, until expiration or termination of the Option as provided in this Plan.

   (b)     Non-transferability.  Any Option granted pursuant to this Plan shall not be assignable or transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order and shall be exercisable during the optionee's lifetime only by him or her.

8.        Termination of Option Rights.

   (a)     Except as otherwise specified in the agreement relating to an Option, in the event an optionee ceases to be a member of the Board for any reason other than death or permanent disability (as determined by the Committee), any then unvested and unexercised portion of Options granted to such optionee shall immediately terminate and become void; any portion of an Option which is then vested (or subsequently vests pursuant to the provisions of the Plan) but has not been exercised at the time the optionee so ceases to be a member of the Board may be exercised by the optionee within ninety (90) days of the date the optionee ceased to be a member of the Board; and all Options shall terminate after such ninety (90) days have expired.

   (b)     In the event that an optionee ceases to be a member of the Board by reason of his or her death or permanent disability, all unexercised Options shall be fully vested and exercisable by the optionee (or by the optionee's personal representative, heir or legatee, in the event of death) until the scheduled expiration date of the Option.

9.       Exercise of Option.  Subject to the terms and conditions of this Plan and the Option agreements, an Option granted hereunder shall be exercisable in whole or in part by giving written or electronic notice to the Company’s delegate for receipt of such notice, stating the number of shares with respect to which the Option is being exercised, accompanied by payment in full for such shares.  Payment may be (a) in United States dollars in cash or by check, (b) in whole or in part in shares of the Common Stock of the Company already owned by the person or persons exercising the Option or shares subject to the Option being exercised (subject to such restrictions and guidelines as the Committee may adopt from time to time), valued at their Fair Market Value determined in accordance with the provisions of Paragraph 5, (c) consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise (a “Cashless Exercise”), or (d) such other form of legal consideration deemed acceptable by the Committee.  The Company's transfer agent shall, on behalf of the Company, prepare a certificate or certificates or make appropriate book entry representing such shares acquired pursuant to exercise of the Option, shall register the optionee as the owner of such shares on the books of the Company and, if certificated shares, shall cause the fully executed certificate(s) representing such shares to be delivered to the optionee as soon as practicable after payment of the option price in full.

The holder of an Option shall not have any rights of a stockholder with respect to the shares covered by the Option, except to the extent that one or more certificates for such shares shall be delivered to him or her or appropriate book entry shall be made upon the due exercise of the Option. The Company shall not be required to issue fractional shares upon the exercise of the Option.

10.      Adjustments Upon Changes in Capitalization and Other Events.  Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to him or her hereunder shall be adjusted as hereinafter provided:

           (a)      Stock Dividends and Stock Splits.  If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

           (b)      Recapitalization Adjustments.  In the event of a reorganization, recapitalization, merger, consolidation, extraordinary dividend or any other change in the corporate structure or shares of the Company, adjustments in the number and kind of shares authorized by this Plan and in the number and kind of shares covered by, and in the Option price of outstanding Options under this Plan necessary to maintain the proportionate interest of the optionee and preserve, without exceeding, the value of such Option, shall be made by the Committee.

           (c)     Change in Control.  A “Change in Control” means the occurrence, as the result of a single transaction or a series of transactions of any of the following events with respect to the Company (which for this purpose includes a successor whose stock is issued under the Plan):

(i)       any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in Paragraph 10(c)(iii)(A) hereof.  “Person” shall have the meaning given in Section 3(a) of the Exchange Act, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or

(ii)      Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date of the Plan or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

(iii)     there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof (the “Acquiror”)) at least a majority of the combined voting power of the securities of the Company or the Acquiror outstanding immediately after such merger or consolidation as appropriate, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv)     the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets, other than a sale or disposition by the Company of all or a substantial portion of the Company’s assets to an entity, at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

In the event of a Change in Control, each outstanding Option shall automatically accelerate so that each such Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such Option and may be exercised for any or all of those shares as fully vested shares of Common Stock.

           (d)     Issuances of Securities.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of shares subject to Options.  No adjustments shall be made for ordinary dividends paid in cash or in property other than securities of the Company.

           (e)      Adjustments.  Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Paragraph 2 of this Plan that are subject to Options which previously have been or subsequently may be granted under this Plan shall also be appropriately adjusted to reflect such events.  The Committee shall determine the specific adjustments to be made under this Paragraph 10 and its determination shall be conclusive.

11.      Restrictions on Issuance of Shares.  Notwithstanding any other provision of this Plan, the Company shall have no obligation to deliver any certificate or certificates or make appropriate book entry upon exercise of an Option until one of the following conditions shall be satisfied:

           (a)      The issuance of shares with respect to which the Option has been exercised is at the time of the issue of such shares effectively registered under applicable Federal and state securities laws as now in force or hereafter amended; or

           (b)      Counsel for the Company shall have given an opinion that the issuance of such shares is exempt from registration under Federal and state securities laws as now in force or hereafter amended; and the Company has complied with all applicable laws and regulations with respect thereto, including without limitation all regulations required by any stock exchange upon which the Company’s outstanding Common Stock is then listed.

12.      Legend on Certificates.  The certificates representing shares issued pursuant to the exercise of an Option granted hereunder shall carry such appropriate legend, and such written instructions shall be given to the Company's transfer agent, as may be deemed necessary or advisable by counsel to the

Company in order to comply with the requirements of the Securities Act of 1933, as amended, or any state securities laws.

13.      Representation of Optionee.  If requested by the Company, the optionee shall deliver to the Company written representations and warranties upon exercise of the Option that are necessary to show compliance with Federal and state securities laws, including representations and warranties to the effect that a purchase of shares under the Option is made for investment and not with a view to their distribution (as that term is used in the Securities Act of 1933).

14.      Option Agreement.  Each Option granted under the provisions of this Plan shall be evidenced by an Option agreement, which agreement shall be duly executed and delivered on behalf of the Company and, within forty-five (45) days thereafter, by the optionee to whom such Option is granted.  The Option is subject to forfeiture if, in the discretion of the Committee, the recipient of such Option has not, within such forty-five (45) day period of time following the award of such Option, executed any agreement required by the Committee to be executed in connection with the Option.  The Option agreement shall contain such terms, provisions and conditions not inconsistent with this Plan as may be determined by the Committee.

15.      Termination and Amendment of Plan.  Options may no longer be granted under this Plan after 10 years from the Effective Date of the Plan, and this Plan shall terminate when all Options granted or to be granted hereunder are no longer outstanding.  The Board may at any time terminate this Plan or make such modification or amendment thereof as it deems advisable; provided, however, that the Board may not, without approval by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at a meeting, (a) increase the maximum number of shares for which Options may be granted under this Plan (except by adjustment pursuant to Paragraph 10), (b) materially modify the requirements as to eligibility to participate in this Plan, (c) materially increase the benefits accruing to Option holders under this Plan, or (d) extend the term of the Plan. In addition, certain amendments may, as determined by the Committee in its sole discretion, require stockholder approval pursuant to applicable laws, rules or regulations, including applicable rules of any exchange on which the Common Stock is listed.  Termination or any modification or amendment of this Plan shall not, without consent of a participant, adversely affect his or her rights under an Option previously granted to him or her.

16.      Withholding of Income Taxes.  Upon the exercise of an Option, the Company may, if required by law, require the optionee to pay withholding taxes in respect of amounts considered to be compensation includible in the optionee's gross income.

17.      Governing Law.  The validity and construction of this Plan and the instruments evidencing Options shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

18.      Approval of Board of Directors and Stockholders of the Company.  The Plan was adopted by the Board of Directors on November 10, 2008 and the stockholders of the Company as of January 6, 2009.